                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             HARCOURT GENERAL, INC.
                (Name of Registrant as Specified In Its Charter)

                              Eric P. Geller, Esq.
                             Harcourt General, Inc.
                               27 Boylston Street
                            Chestnut Hill, MA 02467
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid.

[ ] Fee paid previously with preliminary materials.

* [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

[HARCOURT LOGO]                                          Harcourt General, Inc.
                                                         27 Boylston Street
                                                         Chestnut Hill, MA 02467
                                                         (617) 232-8200


                                                                February 4, 2000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 10, 2000

     The Annual Meeting of Stockholders of Harcourt General, Inc. will be held at 10:00 a.m., Eastern Standard Time, on Friday, March 10, 2000, at the Company's corporate headquarters, 27 Boylston Street, Chestnut Hill, Massachusetts, for the following purposes:

          1. To elect four Class A directors in accordance with the By-Laws of the Company.

          2. To consider and act on a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

          3. To transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

     Holders of the Company's Common Stock and Class B Stock will be asked to consider and act upon each of the foregoing items. All stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors


                                                 ERIC P. GELLER
                                                   Secretary

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

[HARCOURT LOGO]                                          Harcourt General, Inc.
                                                         27 Boylston Street
                                                         Chestnut Hill, MA 02467
                                                         (617) 232-8200

                              PROXY STATEMENT FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 10, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Harcourt General, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, March 10, 2000, at the Company's corporate headquarters, 27 Boylston Street, Chestnut Hill, Massachusetts, and at any adjournments or postponements thereof. All shares will be voted in accordance with the instructions contained in the proxy, but if the proxies which are signed and returned do not specify a vote on any proposal, the proxies will be voted FOR the election of the nominees for director named herein and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Any proxy may be revoked by a stockholder at any time before it is exercised by providing written notice of revocation to the Secretary of the Company (at the address set forth above), by executing a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing of this proxy statement and accompanying form of proxy is expected to commence on or about February 4, 2000.

     In addition to solicitations of proxies by mail, the Company's officers, directors or employees may solicit proxies by telephone or personal communication. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by the Company.

     Although stock transfer books will remain open, the Board of Directors has fixed the close of business on January 14, 2000 as the record date for determining the stockholders having the right to vote at the Annual Meeting. At the meeting, each share of Common Stock and Class B Stock is entitled to one vote. At the close of business on January 14, 2000, there were 51,711,562 shares of Common Stock and 20,020,258 shares of Class B Stock of the Company outstanding and entitled to vote at the meeting.

     Shares of Common Stock and Class B Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspector of election appointed for the meeting and will be counted in determining that a quorum is present. Votes are counted using written ballots.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of January 14, 2000 (except as indicated in Notes 5 through 8 below) with respect to the beneficial ownership of the Company's equity securities by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock or Class B Stock, (ii) each executive officer named in the Summary Compensation Table, (iii) each director of the Company, and (iv) all current executive officers and directors as a group.

                                                                  SHARES AND PERCENT OF CLASS
                                                                OF STOCK OWNED BENEFICIALLY (1)
                                                              ------------------------------------
                            NAME                               COMMON      %      CLASS B      %
                            ----                               ------      -      -------      -
Smith Family Group (2)(3)...................................    227,975    *     19,990,398   99.9
  c/o Richard A. Smith
  Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467

Richard A. Smith (2)(3).....................................        808    *     13,798,083   68.9
  c/o Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467

Nancy L. Marks (2)(3).......................................         --     --   10,096,040   50.4
  c/o Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467

Mark D. Balk, Esq. (2)(4)...................................         --     --    3,056,514   15.3
  Goulston & Storrs, P.C.
  400 Atlantic Avenue
  Boston, MA 02110

FMR Corp. (5)...............................................  4,369,800    8.5           --     --
  82 Devonshire Street
  Boston, MA 02109

Neuberger Berman, LLC (6)...................................  3,930,719    7.6           --     --
  605 Third Avenue
  New York, NY 10158

Boston Partners Asset Management L.P. (7)...................  4,164,000    8.1           --     --
  One Financial Center
  Boston, MA 02111

PRIMECAP Management Company (8).............................  4,896,500    9.5           --     --
  225 South Lake Avenue
  Pasadena, CA 91101

Brian J. Knez (3)(9)........................................    103,317     *       994,440    5.0

Robert A. Smith (3)(10).....................................    110,387     *       758,373    3.8

James P. Levy (1)(11).......................................     37,982     *            --     --

John R. Cook (12)...........................................     76,108     *            --     --

William F. Connell (13)(14).................................      5,431     *            --     --

Gary L. Countryman (14).....................................      4,332     *            --     --

Jack M. Greenberg (14)......................................      8,618     *            --     --

Jeffrey R. Lurie (3)(14)(15)................................     12,117     *        66,570     *

Lynn Morley Martin (14).....................................      2,689     *            --     --

Maurice Segall (14).........................................      5,881     *            --     --

Paula Stern (14)............................................      8,697     *            --     --

Hugo Uyterhoeven (1)(14)....................................     19,072     *            --     --

Clifton R. Wharton, Jr. (14)................................      3,387     *            --     --

All current executive officers and directors as a group
 (23 persons) (1)(16).......................................    658,181    1.3   15,637,936   78.1

---------------
   * Less than 1%.

 (1) Each share of Class B Stock is convertible at any time into one share of Common Stock. Each share of the Company's Series A Cumulative Convertible Stock ("Series A Stock"), which is not a voting security of the Company, is convertible at any time into 1.31 shares of Common Stock. The only person named in the table who owns Series A Stock is Hugo Uyterhoeven (1,200 shares). All current executive officers and directors as a group own 9,216 shares of Series A Stock as of January 14, 2000, which represents less than 1% of the total shares of Series A Stock outstanding. The Company knows of no person owning Series A Stock who, after conversion of such stock, would own more than 5% of the Company's outstanding Common Stock. The number of shares of Common Stock reported in the table for each individual and for all current executive officers and directors as a group includes shares allocated to each individual's account under the Company's Employee Stock Ownership Plan ("ESOP"), as to which each individual shares voting power with the trustee of the ESOP. The number of such shares is as follows: Richard A. Smith--808; Brian J. Knez--219; Robert A. Smith--287; John R. Cook--70; James P. Levy--70; and all current executive officers as a group--4,693. Except as set forth in the preceding sentence or in the following footnotes, each stockholder listed in the table has sole voting and investment power with respect to the shares listed.

 (2) Certain of the shares included in the table have been counted more than once because of certain rules and regulations of the Securities and Exchange Commission (the "Commission"). The total number of shares owned by, or for the benefit of, Richard A. Smith, Nancy L. Marks and members of their families is as shown for the "Smith Family Group." See Note 3. Mr. Smith and Mrs. Marks are "control" persons of the Company within the meaning of the rules and regulations of the Commission.

 (3) The Smith Family Group includes Richard A. Smith, Chairman of the Company; Nancy L. Marks, Mr. Smith's sister; Robert A. Smith and Brian J. Knez, Presidents and Co-Chief Executive Officers and directors of the Company, who are, respectively, the son and son-in-law of Richard A. Smith; Jeffrey
     R. Lurie, a director of the Company and the son of Nancy L. Marks; other members of their families and various family corporations, trusts and charitable foundations. Certain members of the Smith Family Group have filed a Schedule 13D, as amended, with the Commission. The Schedule 13D discloses that the members of the Smith Family Group have executed the Smith-Lurie/Marks Stockholders' Agreement dated December 29, 1986, as supplemented (the "Stockholders' Agreement"). The Stockholders' Agreement imposes certain restrictions on the ability of the parties thereto to convert their Class B Stock into Common Stock without permitting the other parties to acquire the shares proposed to be so converted.

     Not all shares of Class B Stock and none of the shares of Common Stock owned beneficially by the members of the Smith Family Group are subject to the Stockholders' Agreement. Thus, while 18,987,125 shares of Class B Stock are subject to the terms of the Stockholders' Agreement, the total number of shares held by the Smith Family Group and as to which the Smith Family Group is deemed to be the beneficial owner is 19,990,398 shares of Class B Stock and 227,975 shares of Common Stock, which includes 62,180 shares of Common Stock subject to outstanding options exercisable within 60 days of January 14, 2000, and an aggregate of 98,200 shares of restricted Common Stock over which two members of the Smith Family Group (Robert A. Smith and Brian J. Knez) have voting but not dispositive power. The 19,990,398 shares of Class B Stock constitute 99.9% of the outstanding Class B Stock and, together with 164,331 shares of Common Stock owned by the Smith Family Group, constitute 27.69% of the aggregate of the shares of the Class B Stock, Common Stock and Series A Stock outstanding as of January 14, 2000, assuming conversion of all Series A Stock into Common Stock. Members of the Smith Family Group possess sole or shared voting power over all of the shares shown in the table.

     Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to the stockholders, and each share of Class B Stock entitles the holder thereof to one vote on all such matters, except that each share of Class B Stock entitles the holder thereof to ten votes on the election of directors at any stockholders' meeting under certain circumstances which are not present as of the date of this Proxy Statement. As to any elections in which the Class B Stock carries one vote per share (as is the case on the date of this Proxy Statement), the Smith Family Group had, as of January 14, 2000, 28.1% of the combined voting power of the Common Stock and Class B Stock. As to any elections in which the Class B Stock would carry ten votes per share, the Smith Family Group had, as of January 14, 2000, 79.42% of the combined voting power of the Common Stock and Class B Stock. The effect of this significant voting power is to permit the Smith Family Group to exert decisive control over the results of elections for the Board of Directors in the event of a substantial accumulation of Common Stock by persons unrelated to the Smith Family Group.

     The holders of Common Stock and the holders of Class B Stock are each entitled to vote separately as a class on a number of significant matters. For example, the holders of Common Stock and Class B Stock would each vote separately as a class on any (i) merger or consolidation of the Company with or into any other corporation, any sale, lease, exchange or other disposition of all or substantially all of the Company's assets to or with any other person, or any dissolution of the Company, (ii) additional issuances of Class B Stock other than in connection with stock splits and stock dividends, and (iii) amendments to the Company's Restated Certificate of Incorporation.

 (4) Mr. Balk, who is an officer and director of the law firm of Goulston & Storrs, P.C., and is included in the Smith Family Group because he serves as a trustee and/or director of several Smith family trusts and/or corporations, shares voting and investment power with respect to all shares of Class B Stock shown next to his name with various members of the Smith Family Group. Mr. Balk disclaims beneficial ownership of such shares, all of which are included in the number of shares owned beneficially by or for the benefit of the Smith Family Group. See Note 3.

 (5) The information reported is based on a Schedule 13G dated February 12, 1999 filed with the Commission by FMR Corp., the parent company of Fidelity Management & Research Company and Fidelity Management Trust Company. FMR Corp. has sole voting power with respect to 260,052 shares and sole dispositive power with respect to all of the shares reported in the table.

 (6) The information reported is based on a Schedule 13G dated February 11, 1999 filed with the Commission by Neuberger Berman, LLC. Neuberger Berman, LLC has sole voting power with respect to 2,020,643 shares, shared voting power with respect to 1,686,500 shares and shared dispositive power with respect to all of the shares reported in the table.

 (7) The information reported is based on a Schedule 13G dated February 12, 1999 filed with the Commission by Boston Partners Asset Management L.P. Boston Partners Asset Management L.P. has shared voting and dispositive power with respect to all of the shares reported in the table.

 (8) The information reported is based on a Schedule 13G dated October 29, 1999 filed with the Commission by PRIMECAP Management Company. PRIMECAP Management Company has sole voting power with respect to 904,300 shares and sole dispositive power with respect to all of the shares reported in the table.

 (9) Includes 34,258 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 14, 2000. Also includes 49,100 shares of restricted Common Stock over which Mr. Knez has voting but not dispositive power. All of the shares reported for Mr. Knez are included in the shares owned by the Smith Family Group. See Note 3.

(10) Includes 27,922 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 14, 2000. Also includes 49,100 shares of restricted Common Stock over which Mr. Smith has voting but not dispositive power. All of the shares reported for Mr. Smith are included in the shares owned by the Smith Family Group. See Note 3.

(11) Includes 13,610 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 14, 2000. Also includes 13,660 shares of restricted Common Stock over which Mr. Levy has voting but not dispositive power.

(12) Includes 35,595 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 14, 2000. Also includes 17,800 shares of restricted Common Stock over which Mr. Cook has voting but not dispositive power.

(13) Includes 1,500 shares of Common Stock held by a family partnership in which Mr. Connell holds an interest.

(14) Ms. Martin, Dr. Stern and Messrs. Connell, Countryman, Greenberg, Lurie, Segall, Uyterhoeven and Wharton hold, respectively, 2,189, 8,197, 2,431, 4,332, 8,118, 1,464, 3,881, 17,872 and 1,887 Common Stock based units which are included in the table. These individuals do not have voting or dispositive power with respect to these Common Stock based units. See "Directors' Compensation."

(15) Includes 10,640 shares of Common Stock held by the Philadelphia Eagles, Inc., of which Mr. Lurie is principal owner and Chief Executive Officer. All of the shares reported for Mr. Lurie are included in the shares owned by the Smith Family Group. See Note 3.

(16) Includes (i) 241,040 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 14, 2000, (ii) 201,160 shares of restricted Common Stock over which the current executive officers have voting but not dispositive power, (iii) 4,693 shares of Common Stock allocated to the individuals in the group under the ESOP, as to which such individuals share voting power with the trustee of the ESOP, and (iv) the 50,371 Common Stock based units referred to in Note 14 above.

                           1.  ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three classes. At each Annual Meeting, a class of directors is elected for a full term of three years to succeed those whose terms are expiring.

     At the 2000 Annual Meeting, four Class A directors are to be elected for three year terms. The persons named in the accompanying proxy will vote each proxy for the election of the nominees listed below, unless directed otherwise. Each of the nominees is currently a member of the Board of Directors. The Company has no reason to believe that any of the listed nominees will become unavailable for election, but if for any reason that should be the case, the proxies may be voted for substitute nominees. In electing directors, holders of Common Stock and Class B Stock vote together as a single class. A plurality of the votes cast at the Annual Meeting is required to elect each director.

     All of the nominees for director and the directors who will continue to serve after the 2000 Annual Meeting are listed below with their principal occupations for the last five years.

            NOMINEES FOR TERMS EXPIRING IN 2003 (CLASS A DIRECTORS)

GARY L. COUNTRYMAN*, age 60, Director since 1996

     Chairman and director of Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company. Chief Executive Officer and President (since January 2000) and director of Liberty Financial Companies, Inc. Director of Unisource Worldwide, Inc. and FleetBoston Financial Corporation and Trustee of

Nstar. From 1992 until April 1998, served as Chairman and Chief Executive Officer of Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company and Liberty Financial Companies, Inc.

JACK M. GREENBERG*, age 57, Director since 1993

     Chairman of McDonald's Corporation since May 1999. President (until December 1999) and Chief Executive Officer of McDonald's Corporation since August 1998; Vice Chairman of McDonald's Corporation from October 1996 until August 1998; Chairman (from October 1996) and Chief Executive Officer (from July
1997) of McDonald's USA until August 1998; Chief Financial Officer of McDonald's Corporation from January 1982 until October 1996; Director of McDonald's Corporation and Arthur J. Gallagher & Company.

BRIAN J. KNEZ, age 42, Director since 1995

     President and Co-Chief Executive Officer of the Company since November 1999; President and Co-Chief Operating Officer of the Company from January 1997 until November 1999; Co-Chief Executive Officer of The Neiman Marcus Group, Inc. since May 1999; Co-Chief Executive Officer of Harcourt, Inc. since May 1999; President (until November 1998) and Chief Executive Officer of Harcourt, Inc. from May 1995 until May 1999; President of the Scientific, Technical, Medical and Professional Group of Harcourt, Inc. prior to May 1995; Director of The Neiman Marcus Group, Inc. Mr. Knez is the son-in-law of Richard A. Smith and the brother-in-law of Robert A. Smith.

RICHARD A. SMITH, age 75, Director since 1950

     Chairman of the Company and of The Neiman Marcus Group, Inc.; Chief Executive Officer of the Company from January 1997 until November 1999; Chief Executive Officer of The Neiman Marcus Group, Inc. from January 1997 until December 1998; Chief Executive Officer of the Company and of The Neiman Marcus Group, Inc. prior to December 1991; Chairman, President (until November 1995) and Chief Executive Officer of GC Companies, Inc.; Director of The Neiman Marcus Group, Inc. and GC Companies, Inc. Mr. Smith is the father of Robert A. Smith, the father-in-law of Brian J. Knez and the uncle of Jeffrey R. Lurie.

            DIRECTORS WHOSE TERMS EXPIRE IN 2001 (CLASS B DIRECTORS)

WILLIAM F. CONNELL*, age 61, Director since 1992

     Chairman and Chief Executive Officer of Connell Limited Partnership; Director of FleetBoston Financial Corporation and Liberty Financial Companies, Inc.

MAURICE SEGALL*, age 70, Director since 1986

     Former Chairman and Chief Executive Officer of Zayre Corp.; Director of AMR Corporation and Trustee of Cabot Industrial Trust.

ROBERT A. SMITH, age 40, Director since 1989

     President and Co-Chief Executive Officer of the Company since November 1999; President and Co-Chief Operating Officer of the Company from January 1997 until November 1999; Co-Chief Executive Officer of Harcourt, Inc. since May 1999; Co-Chief Executive Officer of The Neiman Marcus Group, Inc. since May 1999; Chief Executive Officer of The Neiman Marcus Group, Inc. from December 1998 until May 1999; President and Chief Operating Officer of The Neiman Marcus Group, Inc. from January 1997 to December 1998; Group Vice President of the Company and The Neiman Marcus Group, Inc. prior thereto; President and Chief Operating Officer of GC Companies, Inc. since November 1995; Director of The Neiman Marcus Group,

Inc. Mr. Smith is the son of Richard A. Smith, the brother-in-law of Brian J. Knez and the cousin of Jeffrey R. Lurie.

HUGO UYTERHOEVEN*, age 68, Director since 1980

     Timken Professor of Business Administration Emeritus, Graduate School of Business Administration, Harvard University; Director of Bombardier, Inc., The Stanley Works, Ecolab, Inc. and DeGussa-Huls AG.

            DIRECTORS WHOSE TERMS EXPIRE IN 2002 (CLASS C DIRECTORS)

JEFFREY R. LURIE, age 48, Director since 1996

     Principal owner and Chief Executive Officer of the Philadelphia Eagles, Inc., a National Football League franchise; President and Chief Executive Officer of Chestnut Hill Productions, a motion picture production company. Mr. Lurie is the nephew of Richard A. Smith and the cousin of Robert A. Smith.

LYNN MORLEY MARTIN*, age 60, Director since 1993

     Professor, J. L. Kellogg School of Management, Northwestern University; Advisor, Deloitte & Touche LLP; United States Secretary of Labor from February 1991 to January 1993; Member of the United States House of Representatives (Illinois 16th Congressional District) from 1981 to February 1991; Director of SBC Communications, Inc., Ryder System, Inc., Procter & Gamble Co., TRW Inc. and 11 Dreyfus mutual funds.

PAULA STERN*, age 54, Director since 1993

     President of The Stern Group, Inc., an economic analysis and trade advisory firm; Alkire Chairholder in International Business at Hamline University; Former Chairwoman of the U.S. International Trade Commission; Director of CBS Corporation, Infinity Broadcasting Corporation, Wal-Mart Stores, Inc. and Avon Products, Inc.

CLIFTON R. WHARTON, JR.*, age 73, Director since 1994

     Retired Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association-College Retirement Equities Fund (TIAA-CREF); Deputy Secretary of State, U.S. Department of State, from January 1993 to November 1993; former Chancellor, State University of New York System; Director of Tenneco, Inc. and the New York Stock Exchange, Inc.; Member of TIAA-CREF Board of Overseers.

---------------
* The Company's By-Laws provide for the independence of a majority of the members of the Board of Directors and the Audit, Nominating and Compensation Committees. Those persons who are considered "independent" within the meaning of the Company's By-Laws are indicated by an asterisk (*) above.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended October 31, 1999, the Board of Directors held five meetings and acted three times by unanimous written consent; each director of the Company attended at least 75% of the aggregate number of Board meetings and meetings held by the committees of which he or she is a member. The Board of Directors has designated four principal standing committees. Set forth below are descriptions of the functions of such committees and the names of their current members.

     Audit Committee. The members of the Audit Committee, which met three times during fiscal 1999, are Hugo Uyterhoeven (Chairman), Jack M. Greenberg, Paula Stern and Clifton R. Wharton, Jr. The functions of the Audit Committee include the review of the scope of the services of the Company's independent auditors and the responsibilities of the Company's internal audit department and a continuing review of the Company's internal procedures and controls. The Audit Committee annually reviews the Company's audited financial statements, considers the qualifications and fees of the independent auditors of the Company and makes recommendations to the Board of Directors as to the selection of the auditors and the scope of their audit services.

     Compensation Committee. The members of the Compensation Committee, which met twice and acted three times by unanimous written consent during fiscal 1999, are Maurice Segall (Chairman), William F. Connell, Jack M. Greenberg, Lynn Morley Martin and Hugo Uyterhoeven. The functions of the Compensation Committee are to review or determine salaries, benefits and other compensation for officers and key employees of the Company and its subsidiaries and to administer the Company's incentive plans.

     Nominating Committee. The members of the Nominating Committee, which met once and acted once by unanimous written consent during fiscal 1999, are William
F. Connell (Chairman), Lynn Morley Martin, Richard A. Smith and Hugo Uyterhoeven. The functions of the Nominating Committee, in addition to nominating directors and officers and making recommendations concerning the structure and membership of the various committees of the Board of Directors, include consulting with the Chief Executive Officers on questions of management, organization and succession and providing the Board of Directors with such guidance on these matters as the Board of Directors may seek from time to time. The Company's By-Laws provide that the Nominating Committee must carefully consider all suggestions timely received from any stockholder of nominees for director of the Company when the nominee confirms in writing to the Nominating Committee his or her desire to serve as a director of the Company and where the credentials of the nominee meet the standards generally applied by the Nominating Committee. All suggestions by stockholders for nominees for director must be made in writing and received by the Company, c/o Secretary, 27 Boylston Street, Chestnut Hill, Massachusetts 02467 no later than November 1, 2000 (see "Deadline for Submission of 2001 Stockholder Proposals and Nominations for Director"). Such writing must set forth (i) the name and address of the stockholder who intends to make the nomination and of each person to be nominated, (ii) a representation that the stockholder is a holder of record of the Company's stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person named, (iii) a description of the arrangements and understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made by the stockholder, (iv) the consent of each proposed nominee to serve as a director of the Company if so elected and (v) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

     Executive Committee. The members of the Executive Committee, which held no meetings and acted once by unanimous written consent during fiscal 1999, are Richard A. Smith (Chairman), Robert A. Smith, Brian J. Knez and Hugo Uyterhoeven. The By-Laws confer upon the Executive Committee the authority to manage the affairs of the Company in the intervals between meetings of the Board of Directors, except that the Committee may not effect certain fundamental corporate actions such as (a) declaring a dividend, (b) amending the Restated Certificate of Incorporation or the By-Laws, (c) adopting an agreement of merger or consolidation or (d) imposing a lien on substantially all the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters which must be dealt with prior to the next scheduled Board of Directors meeting and which are not sufficiently important to require action by the full Board of Directors.

DIRECTORS' COMPENSATION

     Those directors who are not employees of the Company receive an annual cash retainer of $22,500 each and a fee of $1,750 per meeting attended, plus travel and incidental expenses (an aggregate of $19,801 in fiscal 1999) incurred in attending meetings and carrying out their duties as directors. They also receive a fee of $750 (the Chairmen receive $1,250, with the exception of the Chairmen of the Audit and Compensation Committees, who receive $1,750) for each committee meeting attended. If a director is unable to attend a meeting in person but participates by telephone, he or she receives one-half of the fee that would otherwise be payable.

     In addition, each non-employee director is entitled to receive Common Stock based units in an aggregate amount equal to the value of the annual cash retainer. Grants are made quarterly, with the number of Common Stock based units in each grant calculated by dividing $5,625 (the amount of the quarterly cash retainer) by the trailing five day average of the price of the Company's Common Stock at the end of each fiscal quarter. These Common Stock based units do not carry voting or dispositive rights. Dividend equivalents are paid on the Common Stock based units in the form of additional units calculated by dividing the declared dividend amount by the price of the Company's Common Stock on the dividend payment date. The value of each non-employee director's Common Stock based units will be payable only in cash when the non-employee director ceases to serve as a member of the Board of Directors of the Company.

     The Company offers non-employee directors the right to elect to receive all or part of the cash portion of their directors' fees on a deferred basis (i) in the form of cash with interest at a rate equal to the average of the top rates paid by major New York banks on three month negotiable certificates of deposit as quoted on the last business day of the fiscal quarter, or (ii) in the form of Common Stock based units, calculated on the basis of the trailing five day average of the price of the Company's Common Stock at the end of each fiscal quarter. Messrs. Countryman, Greenberg and Uyterhoeven and Dr. Stern are currently electing to receive all of their fees on a deferred basis using the stock based method.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all filing requirements applicable to its insiders were complied with during fiscal 1999.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table provides information on the compensation provided by the Company during fiscal 1999, 1998 and 1997 to the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company during fiscal 1999. Richard A. Smith is listed in the table below as Chief Executive Officer because he served in that capacity during all of fiscal 1999. However, effective November 1, 1999, Brian J. Knez and Robert A. Smith were each elected President and Co-Chief Executive Officer of the Company.

                                                                                          LONG-TERM
                                                                                       COMPENSATION(1)
                                                                                 ----------------------------
                                                                                            AWARDS
                                                ANNUAL COMPENSATION              ----------------------------
                                      ----------------------------------------                  SECURITIES
                                                               OTHER ANNUAL      RESTRICTED     UNDERLYING       ALL OTHER
         NAME AND            FISCAL    SALARY     BONUS        COMPENSATION        STOCK          OPTIONS       COMPENSATION
    PRINCIPAL POSITION        YEAR      ($)       ($)(2)          ($)(3)         AWARDS(4)        (#)(5)           ($)(6)
    ------------------       ------    ------     ------       ------------      ----------     ----------      ------------
Richard A. Smith...........   1999    $800,000   $684,000        --                     --            --          $262,007
Chairman and Chief            1998    $800,000   $828,000        --                     --            --          $363,373
Executive Officer(7)          1997    $750,000   $787,500        --                     --            --          $310,906

Brian J. Knez..............   1999    $750,000   $555,750                         $406,000        26,984          $ 41,833
President and Co-Chief        1998    $600,000   $538,200        --               $358,050        22,291          $ 36,374
Operating Officer(7)          1997    $492,308   $443,077        --                     --        17,598          $ 29,889

Robert A. Smith............   1999    $750,000   $555,750        --               $406,000        26,984          $ 41,833
President and Co-Chief        1998    $600,000   $538,200        --               $358,050        22,291          $ 36,374
Operating Officer(7)          1997    $461,538   $473,847        --                     --        17,598          $ 29,426

James P. Levy..............   1999    $662,019   $550,000        --                     --        23,464          $ 39,742
Vice President of the         1998       --         --           --                     --            --                --
Company and President and     1997       --         --           --                     --            --                --
Chief Operating Officer of
Harcourt, Inc.(8)

John R. Cook...............   1999    $425,000   $259,813        --               $213,150        14,078          $ 22,269
Senior Vice President and     1998    $400,000   $282,000        --               $168,175        10,676          $ 22,114
Chief Financial Officer       1997    $375,000   $281,250        --                     --         4,106          $ 21,269

---------------

(1) Other than restricted stock, stock options and equity-based awards which may be granted under the Company's 1997 Incentive Plan, the Company does not have a long-term compensation program for its executive officers that includes long-term incentive payouts.

(2) Bonus payments are reported with respect to the year in which the related services were performed.

(3) No disclosure regarding items included in this column is required unless the amount in any year exceeds the lesser of $50,000 or 10% of the total annual salary and bonus for any named officer.

(4) Calculated by multiplying the closing price of the Company's Common Stock on the New York Stock Exchange on the date of grant ($50.75 for fiscal 1999 grants) by the number of shares awarded. For restricted Common Stock granted in fiscal 1998 and 1999, the restrictions lapse upon the achievement of specified performance targets or, if the specified targets are not reached within five years of the date of grant, then on the eighth anniversary of the date of grant. The specified performance targets have not yet been attained. Holders of restricted stock are entitled to vote their restricted shares and receive all dividends which may be paid with respect to such shares. In general, in the event of termination of employment for any reason, restricted shares are forfeited by the holders and revert to the Company. At the end of fiscal 1999, the named executive officers' restricted stock holdings and market values (based on the New York Stock Exchange closing price of $38.50 for the Company's Common Stock at fiscal year end) were as follows: Mr. Knez -- 14,600 shares ($562,100); Mr. Robert Smith -- 14,600 shares ($562,100); Mr. Levy --1,000 shares ($38,500); and Mr. Cook -- 7,300 shares ($281,050). On October 22,
    1999, the Company distributed substantially all of its controlling equity position in The Neiman Marcus Group, Inc. ("NMG") to the holders of the Company's Common Stock and Class B Stock, resulting in the distribution to each such holder, including holders of restricted shares, of .3013 shares of NMG's Class B Common Stock for each share. NMG shares distributed on restricted shares of the Company's Common Stock are subject to the same restrictions as the underlying Company restricted shares. The value of these NMG restricted shares is not included in the year-end market values set forth above.

(5) The number of options have been adjusted in accordance with the terms of the Company's 1997 Incentive Plan as a result of the distribution by the Company to its stockholders of substantially all of its controlling equity position in NMG on October 22, 1999.

(6) The items accounted for in this column include the value of allocated ESOP shares and the cost to the Company of matching contributions under the Key Employee Deferred Compensation Plan and of group life insurance premiums. For fiscal 1999, such amounts for each of the named executive officers were, respectively, as follows: Richard A. Smith -- $500, $0 and $2,304; Brian J. Knez -- $500, $39,173 and $2,160; Robert A. Smith -- $500, $39,173 and
    $2,160; James P. Levy -- $500, $37,370 and $1,872 and John R. Cook -- $500,
    $20,544 and $1,225. Also included in this column for Richard A. Smith is $259,203, $360,569 and $308,246 for fiscal 1999, 1998 and 1997, respectively, which represents a calculation of the benefit to Mr. Smith of the premium advanced by the Company in such fiscal year for the life insurance policy referred to below in paragraph A under "Transactions Involving Management." The benefit is determined for the period, projected on an actuarial basis, between the date the premium is paid by the Company and the date the Company will be entitled to reimbursement of the premium.

(7) Richard A. Smith served as Chief Executive Officer of the Company from January 15, 1997 until October 31, 1999 (and prior to December 1991). Brian
    J. Knez and Robert A. Smith each became President and Co-Chief Executive Officer of the Company on November 1, 1999.

(8) James P. Levy became an executive officer of the Company on December 15, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding options to purchase Common Stock granted under the Company's 1997 Incentive Plan during the fiscal year ended October 31, 1999 to the executive officers named in the Summary Compensation Table. The number of options granted and the exercise prices have been adjusted in accordance with the terms of the 1997 Incentive Plan, as a result of the distribution by the Company to its stockholders of substantially all of its controlling equity position in The Neiman Marcus Group, Inc. on October 22, 1999.

                                            INDIVIDUAL GRANTS(1)                    POTENTIAL REALIZABLE
                            ----------------------------------------------------      VALUE AT ASSUMED
                            NUMBER OF        % OF                                     ANNUAL RATES OF
                            SECURITIES      TOTAL                                       STOCK PRICE
                            UNDERLYING     OPTIONS                                    APPRECIATION FOR
                             OPTIONS      GRANTED TO    EXERCISE OR                    OPTION TERM(2)
                             GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------
           NAME                (#)       FISCAL YEAR     ($/SHARE)       DATE       5%($)        10%($)
           ----             ----------   ------------   -----------   ----------    -----        ------
Richard A. Smith(3).......     --           --             --             --          --           --
Brian J. Knez.............    26,984         6.00%        $ 43.26       12/15/08   $734,077    $1,860,296
Robert A. Smith...........    26,984         6.00%        $ 43.26       12/15/08   $734,077    $1,860,296
James P. Levy.............    23,464         5.13%        $ 43.26       12/15/08   $638,328    $1,617,649
John R. Cook..............    14,078         3.13%        $ 43.26       12/15/08   $382,997    $  970,589

---------------
(1) No stock appreciation rights were granted to any named executive officer during fiscal 1999. All option grants are non-qualified stock options having a term of 10 years and one day. They become exercisable at the rate of 20% on each of the first five anniversary dates of the grant. All options were granted at fair market value measured by the closing price of the Common Stock on the New York Stock Exchange on the date of grant.

(2) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission.

(3) Richard A. Smith does not participate in the Company's stock incentive plans.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding stock options exercised during fiscal 1999 and the number and value of stock options held at October 31, 1999 by the executive officers named in the Summary Compensation Table. The number of options have been adjusted in accordance with the terms of the Company's 1997 Incentive Plan as a result of the distribution by the Company to its stockholders of substantially all of its controlling equity position in The Neiman Marcus Group, Inc. on October 22, 1999.

                                                                       NUMBER OF
                                                                      SECURITIES
                                                                      UNDERLYING           VALUE OF
                                                                      UNEXERCISED         UNEXERCISED
                                                                        OPTIONS          IN-THE-MONEY
                                           SHARES                     AT OCT. 31,           OPTIONS
                                          ACQUIRED                      1999(#)       AT OCT. 31, 1999($)
                                             ON          VALUE       -------------    -------------------
                                          EXERCISE      REALIZED     EXERCISABLE/        EXERCISABLE/
                  NAME                       (#)         ($)(1)      UNEXERCISABLE     UNEXERCISABLE(2)
                  ----                    --------      --------     -------------     ----------------
Richard A. Smith(3).....................    --             --             --                 --
Brian J. Knez...........................    2,202      $   68,988    34,620/60,773    $301,842/$20,325
Robert A. Smith.........................    3,854      $  107,858    38,853/57,605    $462,918/$11,432
James P. Levy...........................   10,002      $  134,113     5,162/34,258    $  5,928/$11,104
John R. Cook............................    5,000      $   96,831    35,588/27,899    $339,442/$14,807

---------------
(1) Represents the difference between the closing price of the Company's Common Stock on the New York Stock Exchange on the date of exercise and the option exercise price.

(2) The value of unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange at fiscal year-end ($38.50) and the option exercise price for those shares. These values have not been realized.

(3) Richard A. Smith does not participate in the Company's stock incentive plans.

                                 PENSION PLANS

     The Company maintains a funded, qualified pension plan known as the Harcourt General Retirement Plan (the "Retirement Plan"). Non-union employees of the Company who have reached the age of 21 and completed one year of service with 1,000 or more hours participate in the Retirement Plan, which pays benefits upon retirement or termination of employment by reason of disability. Benefits under the Retirement Plan become fully vested after five years of service with the Company.

     The Company also maintains a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded, non-qualified plan under which benefits are paid from the Company's general assets to supplement Retirement Plan and Social Security benefits. Executive, administrative and professional employees with an annual base salary at least equal to $160,000 as of November 1, 1999 are eligible to participate in the SERP. At normal retirement age (generally age
65), a participant with 25 or more years of service is entitled to payments under the SERP sufficient to bring his or her combined annual benefit from the Retirement Plan and the SERP, computed as a straight life annuity, up to 50% of the participant's highest consecutive 60 month average of annual pensionable earnings, less 60% of his or her estimated annual primary Social Security benefit. If the participant has fewer than 25 years of service or retires before age 65, the combined benefit is reduced. In computing the combined benefit, "pensionable earnings" means base salary, including any salary which may have been deferred. Benefits under the SERP become fully vested after five years of service with the Company.

     The following table, which includes benefits under the Retirement Plan and the SERP, shows the estimated annual pension benefits payable to employees in various compensation and years of service categories. The estimated benefits apply to an employee retiring at age 65 in 2000 who elects to receive his or her benefit in the form of a straight life annuity. The amounts actually payable will be lower than the amounts shown since the amounts will be reduced by 60% of the participant's estimated primary Social Security benefit.


                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                       UNDER RETIREMENT PLAN AND SERP(1)

                                                        TOTAL CREDITED YEARS OF SERVICE
  AVERAGE                                   -------------------------------------------------------
PENSIONABLE                                                                                   25
 EARNINGS                                      5          10          15          20       OR MORE
-----------                                    -          --          --          --       -------
 $400,000     ............................  $40,000    $ 80,000    $120,000    $160,000    $200,000
  500,000     ............................   50,000     100,000     150,000     200,000     250,000
  600,000     ............................   60,000     120,000     180,000     240,000     300,000
  700,000     ............................   70,000     140,000     210,000     280,000     350,000
  800,000     ............................   80,000     160,000     240,000     320,000     400,000
  900,000     ............................   90,000     180,000     270,000     360,000     450,000

---------------
(1) Richard A. Smith will have a smaller Social Security reduction due to certain guaranty provisions contained in a prior pension plan in which he participated. In 1990, Mr. Smith received a distribution of the present value of excess retirement benefits then accrued under an agreement between Mr. Smith and the Company; his future retirement benefits will thus be reduced accordingly.

     The following table shows the pensionable earnings and credited years of service for the executive officers named in the Summary Compensation Table as of October 31, 1999 and years of service creditable at age 65. Credited service may not exceed 25 years for the purpose of calculating retirement benefits under any of the Company's retirement plans.

                                                                                  YEARS OF SERVICE
                                                                                ---------------------
                                                        PENSIONABLE EARNINGS        AT
                                                           FOR YEAR ENDED       OCTOBER 31,      AT
      NAME                                                OCTOBER 31, 1999         1999        AGE 65
      ----                                              --------------------    -----------    ------
Richard A. Smith......................................        $800,000               25          25
Brian J. Knez.........................................        $750,000               12          25
Robert A. Smith.......................................        $750,000               14          25
James P. Levy.........................................        $662,019                7          13
John R. Cook..........................................        $425,000                7          14

TRANSACTIONS INVOLVING MANAGEMENT

     A. In August 1990, a trust established by Mr. and Mrs. Richard A. Smith entered into an agreement (as amended in December 1998) with the Company whereby the Company, with the approval of the Compensation Committee of the Board of Directors, agreed to make advances of the portion of the premiums not related to term insurance payable on a split dollar life insurance policy purchased by the trust on the joint lives of Mr. and Mrs. Smith. The Company will make such advances for not more than thirteen years, after which time the premiums may be paid through policy loans. The Company is entitled to reimbursement of the amounts advanced, without interest, upon the first to occur of (a) the death of the survivor of Mr. and Mrs. Smith or (b) the surrender of the policy. These advances are secured by a collateral assignment of the policy to the Company. During fiscal 1999, 1998 and 1997, the Company advanced $400,300, $406,773 and $409,229, respectively, toward the payment of such premiums.

     B. The principal purpose of the Company's 1983 Key Executive Stock Purchase Loan Plan (the "Loan Plan"), which provides loans to key employees to finance the purchase of shares of the Company's stock, is to encourage the acquisition and retention of Company stock by such employees so that the continuing proprietary interest of such employees in the Company may serve as an additional incentive to them.

     Each loan made to date under the Loan Plan is evidenced by a secured promissory note bearing interest at a rate determined by the Compensation Committee. The unpaid principal amount of any loan becomes due and payable seven months after the loan participant's employment with the Company or any of its subsidiaries has terminated. The Compensation Committee, in its discretion, may extend any loan which becomes due and payable by reason of such termination for an additional term not exceeding five months. The unpaid principal amount of a loan of a participant who ceases to be a Company employee by reason of retirement, disability, involuntary discharge or death, or who resigns more than four years after the date of the loan, shall be repayable at the option of the participant (or his legal representative, as the case may be) either in cash or in the number of Company shares obtained with the proceeds of the loan.

     The aggregate unpaid principal amount of all stock purchase loans outstanding under the Loan Plan may not exceed $5,000,000 at any time, subject, however, to the right of the Board of Directors upon the recommendation of the Compensation Committee to increase the aggregate outstanding loan limitation to not more than 3/4 of 1% of the Company's total assets as most recently made public by the Company at the time of such action. The aggregate amount of outstanding indebtedness to the Company on January 14, 2000 under the Loan Plan was $4,837,587.

     The following table describes (a) the largest amount of indebtedness outstanding under the Loan Plan during fiscal 1999, (b) the amount of indebtedness outstanding on January 14, 2000, and (c) the weighted average rate of interest on indebtedness outstanding on January 14, 2000 for the executive officers of the Company who had loans in excess of $60,000 during fiscal 1999 or subsequent thereto.

                                                          LARGEST         INDEBTEDNESS       WEIGHTED
                                                        INDEBTEDNESS     OUTSTANDING AT       AVERAGE
                                                        OUTSTANDING       JANUARY 14,      INTEREST RATE
                                                       IN FISCAL 1999         2000           PER ANNUM
                                                       --------------    --------------    -------------
Brian J. Knez........................................     $ 76,069          $433,172           3.68%
Robert A. Smith......................................     $197,221          $725,796           3.69%
James P. Levy........................................     $360,959          $360,959           2.33%
John R. Cook.........................................     $566,253          $788,520           3.19%
Peter Farwell(1).....................................     $148,269          $351,154           3.07%
Eric P. Geller(2)....................................     $421,215          $566,283           3.31%
Paul F. Gibbons(3)...................................     $212,686          $212,686           2.61%
Gerald T. Hughes(4)..................................     $116,533          $116,533           5.00%
Paul J. Robershotte(5)...............................     $208,558          $208,558           5.00%

---------------
(1) Mr Farwell is the Vice President - Corporate Relations of the Company.

(2) Mr. Geller is Senior Vice President, General Counsel and Secretary of the Company.

(3) Mr. Gibbons is the Vice President and Treasurer of the Company.

(4) Mr. Hughes is the Vice President - Human Resources of the Company.

(5) Mr. Robershotte is the Vice President - Strategy and Business Development of the Company.

                            ------------------------


     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings, nor shall such sections of this proxy statement be deemed to be incorporated into any future filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of Maurice Segall (Chairman), William F. Connell, Jack M. Greenberg, Lynn Morley Martin and Hugo Uyterhoeven. The members of the Compensation Committee are all independent directors.

     Compensation Policies

     The principal objectives of the Company's executive compensation program are to (i) reward competitively its executive officers, (ii) attract and retain individuals important to the success of the Company, (iii) provide incentives that will motivate those executives, and (iv) reward the Company's executives for achieving the business and strategic objectives of the Company and its operating divisions over both the short and long terms.

     The Committee makes annual and long term incentives a significant component of the Company's executive officers' total compensation. The Committee also increases the variable risk and reward of such incentive compensation in proportion to an executive's level of responsibility in the Company.

     Early in each fiscal year, the Committee considers the recommendations of the Chief Executive Officers, which are supported by data generated by the Company's Human Resources Department, for each component of compensation for the Company's executive officers. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate.

     The principal components of the Company's compensation program are: (i) base salary, (ii) annual incentive bonus, and (iii) stock incentives.

     Base Salary

     For fiscal 1999, base salary was determined with reference both to salary survey information from recognized compensation consulting firms and to each executive officer's level of responsibility, experience and performance. The salary survey data was used to establish benchmark amounts for both base salary and total cash compensation for each executive position. Comparisons were made to a broad range of companies, with the principal focus on companies with multiple core businesses, similar revenues and consumer orientation. Because the Company competes for executive talent with a broad range of companies, the Committee did not limit its comparison information for compensation purposes to the companies included in the peer groups in the Stock Performance Graph. For fiscal 1999, the Committee generally set its salary and total cash compensation benchmarks (assuming that target bonuses would be achieved) for executive officers at the middle range for comparable positions in the comparison group of companies.

     The Committee reviewed the base salary levels for each of the named executive officers of the Company. While the Committee used the above described benchmarks as a reference point, the Committee also took into account a particular individual's salary history, experience, individual performance, guidelines established by the Chief Executive Officer with respect to salary increases for the entire Company and other similar criteria.

     Annual Incentive Bonus

     The annual incentive bonus program is intended to put substantial amounts of total cash compensation at risk with the intent of focusing the attention of the executives on achieving both the Company's performance goals and their individual goals, thereby contributing to profitability and building shareholder value.

     Shortly after the beginning of fiscal 1999, the Compensation Committee established the Company's performance goals for fiscal 1999 and determined the executive officers who should participate in the annual incentive plan and their respective bonus award opportunities. The determination of annual bonuses for fiscal 1999 was based principally on the achievement of performance objectives by the Company as well as the individual executive's own performance.

     For fiscal 1999, the executive officers' cash bonus opportunity ranged from 35% to 75% of base salary for performance that met the earnings per share goal for fiscal 1999 and individual performance objectives. If the Company achieved earnings per share in excess of the fiscal 1999 goal, cash bonus opportunities increased to a range of 70% to 150% of base salary, while achievement of earnings per share below the fiscal 1999 goal reduced the bonus award opportunity to a range of 9% to 19% of base salary.

     If the Company fell sufficiently short of its performance target, bonuses likely would not have been paid absent special circumstances. Depending on the individual executive officer, factors such as the performance of a business unit or corporate department for which the executive officer is responsible and achievement of individual performance goals were considered in the decision to award a bonus. If corporate and/or division performance targets were met, but an individual fell short of his or her performance goals, the individual's bonus could have been reduced in the discretion of the Committee.

     In December 1999 the Compensation Committee established the Company's performance goals for fiscal 2000 and determined the executive officers who should participate in the annual incentive plan for that year and their respective bonus award opportunities. As in fiscal 1999, the cash bonus opportunities for fiscal 2000 have been determined by reference to the achievement of earnings per share goals established by the Committee. The bonus ranges for fiscal 2000 are the same ranges used in fiscal 1999 for meeting, exceeding or falling below fiscal 2000 earnings per share goals.

     Stock Incentives

     The Committee's purpose in awarding equity based incentives is to achieve as much as possible an identity of interest between the Company's executives and the long term interest of the stockholders. For fiscal 1999, the principal factors considered in determining which executives (including the named executive officers) were awarded equity based compensation, and in determining the types and amounts of such awards, included salary levels, equity awards granted to executives at competing comparison companies, and the performance, experience, and level of responsibility of each executive.

     The Company granted two kinds of equity based incentives in fiscal 1999:
(i) non-qualified stock options, and (ii) performance accelerated restricted stock. Non-qualified stock options vest over a five year period and terminate ten years from the date of grant. The restrictions on performance accelerated restricted stock lapse upon the earlier of (i) the achievement of specified earnings per share goals within five years of the date of grant, or (ii) the eighth anniversary of the date of grant.

     Compensation of the Chief Executive Officer

     In fiscal 1999, Richard A. Smith received a base salary of $800,000, unchanged from fiscal 1998. Because the Company exceeded the earnings per share goal for fiscal 1999 as established by the Committee in December 1998, and taking into account the criteria described under "Annual Incentive Bonus," the Committee awarded Mr. Smith a bonus of $684,000, or 85.5% of his fiscal 1999 base salary.

     Compliance with the Internal Revenue Code

     The Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation in excess of $1 million per year which is not "performance based" paid to each of the executive officers named in the Summary Compensation Table. The Company's 1997 Incentive Plan allows the Committee to award stock incentives and cash bonuses based on objective criteria. It is expected that the stock incentives and cash bonuses awarded under the Plan will generally be eligible to be characterized as "performance based" compensation and therefore to be fully deductible by the Company.

     Mr. Smith has agreed, and the Committee expects that other executive officers of the Company will agree, in appropriate cases, to defer income in fiscal 2000 and future fiscal years if and to the extent that their compensation is not deductible by the Company under the Code.

     The Committee will continue to monitor the requirements of the Code to determine what actions should be taken by the Company in order to preserve the tax deduction for executive compensation to the maximum extent, consistent with the Company's continuing goals of providing the executives of the Company with appropriate incentives and rewards for their performance.

                                            COMPENSATION COMMITTEE


                                            Maurice Segall, Chairman
                                            William F. Connell
                                            Jack M. Greenberg
                                            Lynn Morley Martin
                                            Hugo Uyterhoeven

                            STOCK PERFORMANCE GRAPH

     The following graph compares the total cumulative return over five years on the Company's Common Stock to the total cumulative return over the same period of the common stocks in (i) the Standard & Poor's 500 Stock Index, (ii) a peer group index used by the Company last year consisting of Houghton Mifflin Company, John Wiley & Sons, Inc. and The McGraw-Hill Companies and (iii) a new peer group index consisting of the members of the old peer group and adding Wolters Kluwer NV. The return for the Company for fiscal 1999 has been adjusted to reflect the distribution by the Company to its stockholders of its controlling equity position in The Neiman Marcus Group, Inc. ("NMG") on October 22, 1999 (the "Distribution"). In addition, the old peer group has been modified by deleting (i) the specialty retail companies used for comparative purposes prior to the Distribution and (ii) The Times Mirror Company, which is no longer engaged in businesses comparable to those of the Company.

     The graph assumes that the value of an investment in the Company's Common Stock and each index was $100 at October 31, 1994 and that all dividends were reinvested. The common stocks of the companies in the peer index have been weighted annually at the beginning of each fiscal year to reflect relative stock market capitalization.

                                      HARCOURT GENERAL, INC.      S&P 500 INDEX          OLD PEER INDEX         NEW PEER INDEX
                                      ----------------------      -------------          --------------         --------------
31-Oct-94                                     100.00                  100.00                 100.00                 100.00
31-Oct-95                                     108.88                  126.41                 112.79                 120.77
31-Oct-96                                     139.51                  156.85                 131.63                 161.93
31-Oct-97                                     141.85                  207.21                 188.58                 182.06
31-Oct-98                                     140.00                  252.77                 266.75                 274.28
31-Oct-99                                     134.17                  317.63                 342.39                 283.91

     The comparisons provided in this graph are not intended to be indicative of possible future performance of the Company's stock.

            2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 2000.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders. The Company paid or accrued approximately $4.1 million on account of audit, tax and consulting services rendered by Deloitte & Touche LLP for the fiscal year ended October 31, 1999.

     Approval of the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year requires a favorable vote of a majority of the shares of Common Stock and Class B Stock, voting together as a single class, represented and entitled to vote at the meeting. On this proposal, abstentions will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 31, 2000.

                               3.  OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

             DEADLINE FOR SUBMISSION OF 2001 STOCKHOLDER PROPOSALS
                          AND NOMINATIONS FOR DIRECTOR

     In order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the "Exchange Act") to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in March 2001, they must be received by the Secretary of the Company by November 1, 2000.

     For proposals that stockholders intend to present at the Annual Meeting of Stockholders to be held in March 2001 outside the processes of Rule 14a-8 of the Exchange Act, unless the stockholder notifies the Secretary of the Company of such intent by December 21, 2000, any proxy that management solicits for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on any such proposal properly presented at the meeting.

     In order for suggestions by stockholders for nominees for director to be considered by the Nominating Committee, they must be received by the Secretary of the Company by November 1, 2000; see "Meetings and Committees of the Board of Directors -- Nominating Committee."

     All such communications to the Secretary of the Company must be in writing and must be received by the Company at its principal executive offices (27 Boylston Street, Chestnut Hill, Massachusetts 02467) by the applicable date.


                                            By Order of the Board of Directors


                                                 ERIC P. GELLER
                                                    Secretary



     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, IF YOU ARE A HOLDER OF COMMON STOCK OR CLASS B STOCK, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                       866-PS-00

                             HARCOURT GENERAL, INC.

   COMMON STOCK AND                                          COMMON STOCK AND
    CLASS B STOCK                                             CLASS B STOCK
        PROXY                                                     PROXY

                ANNUAL MEETING OF STOCKHOLDERS - MARCH 10, 2000

     Robert A. Smith, Brian J. Knez and Eric P. Geller, and each of them, singly, each with power of substitution, are hereby authorized to represent and vote all shares of Common Stock and/or Class B Stock of the undersigned at the Annual Meeting of Stockholders of Harcourt General, Inc. to be held at the Company's corporate headquarters, 27 Boylston Street, Chestnut Hill, Massachusetts, on Friday, March 10, 2000 at 10:00 a.m. and at any adjournments or postponements thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated February 4, 2000 and a copy of the Annual Report for the year ended October 31, 1999.

     The shares represented by this Proxy will be voted as directed by the undersigned. The Board of Directors of Harcourt General, Inc. recommends a vote FOR the nominees set forth below and FOR proposal 2. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

ELECTION OF CLASS A DIRECTORS

NOMINEES: GARY L. COUNTRYMAN, JACK M. GREENBERG, BRIAN J. KNEZ, RICHARD A. SMITH

-----------                                                         -----------
SEE REVERSE            (SEE REVERSE SIDE TO CAST VOTE.)             SEE REVERSE
   SIDE          CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE          SIDE
-----------                                                         -----------

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
--------------------------------------------------------------------------------

                   FOR   WITHHELD                          FOR  AGAINST  ABSTAIN
 1. Election of                     2. Approval of the
    Directors      [ ]     [ ]         appointment of      [ ]    [ ]      [ ]
    (See reverse).                     Deloitte & Touche
                                       LLP as independent
                                       auditors of the
                                       Company for the
                                       current fiscal year.

 [ ] _____________________________
      For all nominees except as
              noted above
--------------------------------------------------------------------------------

                             MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [ ]

                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

                             For joint accounts, each owner should sign.
                             Executors, Administrators, Trustees, etc., should give full title.


Signature: ____________ Date: _________  Signature: _____________ Date: ________

                        CONFIDENTIAL VOTING INSTRUCTIONS
                     TO: FIDELITY MANAGEMENT TRUST COMPANY
                              AS TRUSTEE UNDER THE
                             HARCOURT GENERAL, INC.
                         EMPLOYEE STOCK OWNERSHIP PLAN
             WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS OF
                    HARCOURT GENERAL, INC. - MARCH 10, 2000

     I hereby instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of Harcourt General, Inc. which are credited to my account under the above-referenced Plan at the Annual Meeting of Stockholders of Harcourt General, Inc. to be held at the Company's corporate headquarters, 27 Boylston Street, Chestnut Hill, Massachusetts, on Friday, March 10, 2000 at 10:00 a.m. and at any adjournments or postponements thereof. The undersigned hereby revokes any Voting Instructions previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated February 4, 2000 and a copy of the Annual Report for the year ended October 31, 1999.

     The shares represented by this Instruction Card will be voted by the Trustee as directed by the undersigned. The Board of Directors of Harcourt General, Inc. recommends a vote FOR the nominees set forth below and FOR proposal 2. IF THIS INSTRUCTION CARD IS SIGNED AND IS RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THIS INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF THIS INSTRUCTION CARD IS NOT RECEIVED BY MARCH 7, 2000, THE SHARES CREDITED TO YOUR ACCOUNT WILL NOT BE VOTED.

ELECTION OF CLASS A DIRECTORS

NOMINEES: GARY L. COUNTRYMAN, JACK M. GREENBERG, BRIAN J. KNEZ, RICHARD A. SMITH

-----------                                                         -----------
SEE REVERSE            (SEE REVERSE SIDE TO CAST VOTE.)             SEE REVERSE
   SIDE          CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE          SIDE
-----------                                                         -----------

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

             THIS INSTRUCTION CARD IS SOLICITED BY THE PLAN TRUSTEE
--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
--------------------------------------------------------------------------------

                   FOR   WITHHELD                          FOR  AGAINST  ABSTAIN
 1. Election of                     2. Approval of the
    Directors      [ ]     [ ]         appointment of      [ ]    [ ]      [ ]
    (See reverse).                     Deloitte & Touche
                                       LLP as independent
                                       auditors of the
                                       Company for the
                                       current fiscal year.

 [ ] _____________________________
      For all nominees except as
              noted above
--------------------------------------------------------------------------------

                             MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [ ]

                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]



Signature: ____________ Date: _________

                                                            82 DEVONSHIRE STREET
                                                     BOSTON, MASSACHUSETTS 02109

FIDELITY MANAGEMENT TRUST COMPANY
--------------------------------------------------------------------------------
                                                                February 4, 2000
To:    Participants in the Harcourt General, Inc.
       Employee Stock Ownership Plan

From:  Fidelity Management Trust Company
       Trustee of the Harcourt General, Inc. Employee Stock
       Ownership Plan



     As a participant in the Harcourt General, Inc. Employee Stock Ownership Plan, which owns shares of Harcourt General Common Stock, you are entitled to instruct the Trustee on how to vote the shares of Common Stock credited to your account on matters scheduled to come before the Annual Meeting of Stockholders of Harcourt General, Inc. to be held on Friday, March 10, 2000.

     A proxy statement, confidential voting instruction card and return envelope are enclosed. Please complete, date and sign the voting instruction card and mail it in the return envelope by March 7, 2000 to exercise your right to direct the Trustee with respect to shares of Harcourt General, Inc. allocated to your account.

     If you own shares of Harcourt General, Inc. outside of the Employees Stock Ownership Plan, you will receive similar materials for those shares in a separate mailing. Please return both cards in their separate return envelopes if you wish to fully participate in the matters being submitted to the stockholders of Harcourt General, Inc.

Enclosures






                                                                       886-TC-00



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